Exhibit 99.1

For More Information:

Investor Contact:	Press Contact:
Karen Blasing	Gwen Murphy
Nuance	Nuance
(650) 847-0000	(650) 847-0000
kblasing@nuance.com	gmurphy@nuance.com

NUANCE REPORTS THIRD QUARTER 2004 RESULTS

MENLO PARK, Calif., October 21, 2004 — Nuance (Nasdaq: NUAN) today announced results for the quarter ended September 30, 2004. Total revenue for the quarter was $14.5 million, up 4.7% from $13.8 million in the same period of the previous fiscal year, and up slightly from the $14.4 million reported for the second quarter of 2004.

Software license revenue for the third quarter was $6.3 million, down 10.8% from $7.1 million in the same period last year, and down 11.7% from $7.2 million in the second quarter of 2004. Service revenue for the third quarter was $4.3 million, up 17.4% from $3.6 million in the same period last year, and up 7.7% from $3.4 million in the second quarter of 2004. Maintenance revenue for the third quarter was $3.9 million, up 25.2% from $3.1 million in the same quarter last year, and up slightly from $3.8 million in the second quarter of 2004.

Net loss for the third quarter, on a GAAP basis, was $21.6 million, or $0.61 net loss per share, compared to a net loss of $12.2 million or $0.35 net loss per share for the same period last year. The net loss reported for the third quarter included the effect of increasing the Company’s real estate restructuring accrual by $19.2 million as well as $0.6 million in other restructuring charges related to a reduction in force. The increase in the real estate restructuring accrual was made to reflect lower market sublease rates associated with space in the Silicon Valley of the type and size of the Company’s unoccupied leased facility and an expected increase in the time it will take before being able to sublease the property.

Pro forma loss for the third quarter was $1.8 million, or $0.05 net loss per share, compared to a pro forma loss of $1.8 million or $0.05 net loss per share for the same period last year. Pro forma net loss for the third quarter 2004 excluded restructuring charges related to real-estate charges while pro forma net loss for the third quarter of last year excluded non-cash compensation charges and restructuring and real estate charges.

As of September 30, 2004, the Company had $97.0 million in unrestricted cash, cash equivalents and investments.

“Voice solutions continue to take hold in a range of vertical markets,” said Chuck Berger, president and CEO of Nuance. “During the quarter, we delivered advanced call steering applications that exceed expectations for automation to leading financial services firms and telecommunications companies. We saw an increasing number of companies choose open voice platforms, including the Nuance Voice Platform, for their systems.”

Enhanced Product Line

In the third quarter, Nuance announced Nuance Vocalizer 4.0, the Company’s newest text-to-speech software developed specifically to address the needs of enterprises and telecommunications service providers. With improved voice quality, intelligent address handling and advanced bilingual support, Nuance Vocalizer 4.0 is ideal for applications like directory assistance, account management, voice activated dialing, email reading and others that require the delivery of large volumes of dynamic content via the telephone. The release of Nuance Vocalizer 4.0 represents the sixth product release for Nuance in 2004.

Industry Recognition and Events

During the quarter, leading industry analyst firm Gartner, Inc. named Nuance the North American speech software market share leader in its report, “Market Share: Speech Recognition Telephony Software, Worldwide, 2003.” Gartner determined that Nuance shipped more than 43 percent of all speech software ports in North America in 2003.

The strength of Nuance’s technology, professional services, and leadership team was also recognized during the quarter. Speech Technology Magazine’s recent Speech Technology Solutions Awards recognized Nuance for offering the industry’s “Best Automated Speech Recognition Solution” and the “Best Verification Solution.” Additionally, Nuance President and CEO, Chuck Berger, was recognized as one of the “Top Ten Leaders in Speech.”

Also in the quarter, Technology Marketing Corporation’s TMC Labs division named Nuance Caller Authentication a winner of the 2004 Innovation Award. The TMC Labs Innovation Awards honor market leading companies in the contact center industry that have the most innovative products with the most unique attributes.

2004 Financial Statement Correction

During the preparation of our consolidated financial statements for the three and nine months ended September 30, 2004, we discovered that our presentation of cost of revenue and expenses for the three months ended March 31, 2004 and three and six months ended June 30, 2004 was not correct due to a misclassification of some common overhead costs. Accordingly, the components of the cost of revenue and expenses for the three months ended March 31, 2004 and three and six months ended June 30, 2004 have been adjusted in the nine month totals included in this press release. Cost of revenue and expenses for the nine months ended September 30, 2004 include the adjustments identified in the table below. This change did not impact the Company’s condensed consolidated statement of financial position, the statement of cash flows, revenue or net loss for any of the periods presented. Such corrections will be made in the Company’s future filings.

	Q104 Originally reported	Reclassification	Q104 Corrected	Q204 Originally reported	Reclassification	Q204 Corrected
Cost of license	$88	0	88	$140	0	140
Cost of service	2,653	(56)	2,597	2,374	(120)	2,254
Cost of maintenance	724	(16)	708	718	(35)	683
Total cost of revenue	3,465	(72)	3,393	3,232	(155)	3,077

Gross margin on service	25%	2%	27%	30%	4%	34%
Gross margin on maintenance	80%	1%	81%	81%	1%	82%
Total gross margin	73%	0%	73%	78%	1%	79%

Sales and marketing	$6,274	(85)	6,189	$7,516	(185)	7,331
Research and development	4,173	(76)	4,097	3,740	(178)	3,562
General and administrative	1,696	233	1,929	1,827	518	2,345

Loss from operation	$(2,938)	0	(2,938)	$(1,922)	0	(1,922)
Net loss	(2,607)	0	(2,607)	(1,596)	0	(1,596)

About Nuance

In markets around the world, leading enterprises and telecommunications carriers — including Avon, British Airways, Expedia, Nomura Securities, OnStar, Sprint PCS, United Parcel Service, Vodafone and Wells Fargo — have worked with Nuance to ensure the best possible results from their investment in voice. Nuance is a global leader in voice automation, providing software and solutions to more than 1,000 companies worldwide. Nuance (Nasdaq:NUAN) is headquartered in Menlo Park, Calif., and has offices around the world. For more information, visit www.nuance.com or call 888-NUANCE-8.

This press release contains forward-looking statements, including, for example, those relating to the business and customer benefits attainable by using Nuance’s speech products. There is no assurance that the results contemplated or implied by any forward-looking statements will be realized. The following factors, risks and uncertainties, among others, could cause actual results to differ materially from those contemplated by this press release’s forward-looking statements: the risk that one or more of our products will not achieve or produce anticipated or projected customer adoption, performance attributes and levels or other benefits in some or all circumstances; and other factors described in Nuance’s filings with the Securities and Exchange Commission, including in Nuance’s last-filed Form 10-Q. Nuance does not undertake to update any oral or written forward-looking statements that may be made by or on behalf of Nuance.

Nuance, Nuance Vocalizer and Nuance Voice Platform are registered trademarks or trademarks of Nuance Communications, Inc. All other trademarks are property of their respective owners.

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenue:
License	$6,330	$7,095	$19,002	$19,409
Service	4,278	3,645	11,252	10,082
Maintenance	3,861	3,083	11,310	8,819

Total revenue	14,469	13,823	41,564	38,310

Cost of revenue:
License	89	102	317	282
Service	2,807	2,479	7,658	7,444
Maintenance	632	629	2,023	1,909

Total cost of revenue	3,528	3,210	9,998	9,635

Gross profit	10,941	10,613	31,566	28,675

Operating expenses:
Sales and marketing	6,240	6,583	19,760	20,936
Research and development	3,684	3,665	11,343	11,492
General and administrative	3,352	2,753	7,626	8,892
Non-cash compensation expense	--	33	73	19
Restructuring expense	19,797	10,318	19,756	9,375

Total operating expenses	33,073	23,352	58,558	50,714

Loss from operations	(22,132)	(12,739)	(26,992)	(22,039)
Interest and other income, net	222	325	762	1,044

Loss before income taxes	(21,910)	(12,414)	(26,230)	(20,995)
Benefit from income taxes	(341)	(242)	(458)	(1,881)

Net loss	$(21,569)	$(12,172)	$(25,772)	$(19,114)

Basic and diluted net loss per share	$(0.61)	$(0.35)	$(0.73)	$(0.56)

Shares used to compute basic and diluted net loss per share	35,567	34,503	35,340	34,353

Reconciliation of net loss in accordance with generally
accepted accounting principles to pro forma net loss:

Net loss	$(21,569)	$(12,172)	$(25,772)	$(19,114)
Non-cash compensation expense	--	33	73	19
Restructure expense	19,797	10,318	19,756	9,375
Pro forma net loss	$(1,772)	$(1,821)	$(5,943)	$(9,720)

Pro forma basic and diluted net loss per share	$(0.05)	$(0.05)	$(0.17)	$(0.28)

Shares used in computing pro forma basic and diluted net loss per share	35,567	34,503	35,340	34,353

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$ 48,909	$ 40,206
Short-term investments	33,135	66,599
Accounts receivable, net	13,389	13,934
Prepaid expenses and other current assets	3,947	4,246

Total current assets	99,380	124,985
Long-term investments	14,915	--
Property and equipment, net	4,537	3,937
Intangible assets, net	683	993
Restricted cash	11,109	11,113
Other assets	473	469

Total assets	$131,097	$141,497
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 913	$ 1,086
Accrued vacation	1,609	1,513
Accrued liabilities	6,123	5,407
Current portion of deferred revenue	7,990	7,731
Current portion of restructuring accrual	10,206	9,554
Current portion of capital lease	--	33

Total current liabilities	26,841	25,324
Long-term deferred revenue	584	699
Long-term restructuring accrual	55,214	42,891
Other long-term liabilities	30	22

Total liabilities	82,669	68,936
Stockholders'equity	48,428	72,561

Total liabilities and stockholders' equity	$131,097	$141,497

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